Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

among

EDGEWATER TECHNOLOGY-MERIDIAN, INC.

and

MERIDIAN CONSULTING INTERNATIONAL, LLC

and

ANDREW STARKS, RYAN MEESTER and RICARDO RASCHE

Dated as of May 17, 2010

i

	5.3	Operation of Business During Interim Period	32
	5.4	Access During Interim Period	33
	5.5	Interim Period Notice	33
	5.6	Further Assurances	33
	5.7	Employee Matters	33
	5.8	Cooperation after Closing	34
	5.9	Risk of Loss	35
	5.10	No Shop	36
	5.11	Bulk Sales Law	36

Section	6.	Conditions to Obligation to Close	36
	6.1	Conditions to Obligation of the Buyer to Close	36
	6.2	Conditions to Obligation of the Seller to Close	37

Section	7.	Confidentiality	37

Section	8.	Tax Cooperation	38

Section	9.	Survival, Effect of Closing and Indemnification	38
	9.1	Survival of Representations and Warranties; Survival of Covenants and Agreements	38
	9.2	Indemnity by the Seller	39
	9.3	Indemnity by the Buyer	40
	9.4	Matters Involving Third Parties	40
	9.5	Right of Release or Offset	41
	9.6	Subrogation of Buyer	41
	9.7	Other Indemnification Provisions	41

Section	10.	Termination	42
	10.1	Termination of Agreement	42
	10.2	Effect of Termination	43

Section	11.	Miscellaneous	43
	11.1	Press Releases and Public Announcements	43
	11.2	No Third Party Beneficiaries	43
	11.3	No Joint Venture	43
	11.4	Entire Agreement	43
	11.5	Binding Nature	43
	11.6	Counterparts	43
	11.7	Headings	44
	11.8	Notices	44
	11.9	Governing Law	45
	11.10	Change in Law	45
	11.11	Amendments and Waivers	45
	11.12	Consent to Jurisdiction	45
	11.13	Severability	45
	11.14	Transfer Fees and Expenses	45
	11.15	Construction	46
	11.16	Incorporation of Exhibits and Schedules	46
	11.17	Specific Performance	46

ii

11.18	Dispute Resolution	46

Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Earnout Agreement
Exhibit C	Non-Compete Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of May 17, 2010, by and among EDGEWATER TECHNOLOGY-MERIDIAN, INC., a Delaware corporation (the “Buyer”), MERIDIAN CONSULTING INTERNATIONAL, LLC, an Illinois limited liability company (the “Seller”) and ANDREW STARKS, RYAN MEESTER and RICARDO RASCHE, the members of the Seller (each individually, a “Member”, and collectively, the “Members”). Each of Buyer, Seller and the Members are each referred to herein as a “Party” or, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller is owner of all the Acquired Assets; and

WHEREAS, upon the terms and conditions hereinafter set forth, the Seller desires to sell, and the Buyer desires to purchase, collectively, the Acquired Assets.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Section 1. Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

Section 1. Definitions. “Acquired Assets”, “Acquired Accounts Receivable”, “Acquired Inventory” and “Acquired Prepaid Expenses” have the meanings set forth in Section 2.1.

“Affiliate” when used with respect to any Party hereunder, means any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, the specified Party.

“Agreement” has the meaning set forth in the preamble above.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Business” means the sale, provision and/or performance of consulting services relating to Hyperion Strategic Finance, including, but not limited to, installation, implementation, training, support and the resale of Hyperion software products in connection therewith or independently, as currently conducted by the Seller and the Subsidiary.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Material Adverse Effect” means any material adverse change in, or effect on, the business, financial condition, operations, results of operations or future prospects of the Buyer, which could materially adversely affect Buyer’s ability to perform its obligations under this Agreement.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) of the Seller and Subsidiary.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties at the Effective Date and which do not require the performing Party to expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

“Contracts” means all agreements, contracts, leases, orders, bids, and commitments (oral and written) (including any amendments and other modifications thereto) to which the Seller or the Subsidiary is a party or which are binding on the Seller or the Subsidiary and which relate to the operation of the Business or the Acquired Assets, including, without limitation, all sales contracts, purchase orders, sales orders, purchase contracts, service contracts, outstanding bids and contracts in process and sales representative or distributorship contracts.

“Customer” and “Customer List” have the meanings set forth in Section 3.18.

“Disclosing Party” has the meaning set forth in the definition of Proprietary Information.

“Effective Date” means the date on which this Agreement has been duly executed and validly delivered by the Parties.

“Employee Benefit Arrangement” means: (a) any plan or arrangement providing employees, consultants, contractors or directors with any form of stock or equity options, appreciation rights, phantom interests, purchase rights or other ownership; (b) any bonus, performance or incentive compensation plan, policy, practice or arrangement providing compensation or benefits to employees, consultants, contractors or directors; or (c) any contract, policy or practice providing compensation or benefits to employees, consultants, contractors or directors that is not included in the foregoing categories or in the definition of Employee Pension Benefit Plan or Employee Welfare Benefit Plan.

“Employee Benefit Plan” means any Employee Pension Benefit Plan (including any Multi-Employer Plan), Employee Welfare Benefit Plan or Employee Benefit Arrangement.

“Employee Pension Benefit Plan” means any Employee Pension Benefit Plan (as defined in § 3(2) of ERISA), whether or not such plan is, or is intended to be, qualified under § 401(a) of the Code, and whether or not such plan is subject to Title I, Subtitle B, Part 1, 2, 3 or 4 of ERISA.

“Employee Welfare Benefit Plan” means: (a) any plan, policy, practice or arrangement providing medical, disability, life or accidental death or dismemberment benefits or subject to § 125 of the Code; (b) any plan, policy, practice or arrangement providing severance benefits, salary or wage continuation or other compensation or benefits upon termination of employment, reduction in hours, change in control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, change in employment category or similar event; (c) any plan, policy, practice or arrangement providing for service awards, tuition payments, or reimbursement for scholarship; (d) any plan, policy, practice or arrangement providing for paid time off (including, without limitation, holiday pay, sick leave, vacation, leave of absence or disability); (e) any plan, policy, practice or arrangement providing other fringe benefits not included in the foregoing categories (including, without limitation, company cars, relocation assistance and free or reduced costs, products or services); or (f) any Employee Welfare Benefit Plan (as defined in § 3(1) of ERISA) not included in the foregoing categories.

“Environment” means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life) and any other environmental medium or natural resource.

“Environmental Laws” mean the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.), the Clean Air Act (42 U.S.C. § 1860 et. seq.), and the Clean Water Act (33 U.S.C. § 1251 et. seq.), each, as amended or hereinafter in effect and any other federal, state, local or foreign law, regulation or legal requirement, as now or hereinafter in effect, relating to: (a) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Hazardous Material; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Hazardous Material; (c) exposure of persons, including employees, to any Hazardous Material; (d) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Hazardous Material; (e) the pollution, protection or clean-up of the Environment; or (f) noise.

“Environmental Liabilities” means any Liability under or related to former or current Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with: (a) loss of life, injury to persons, property or business or damage to natural resources, caused (or allegedly caused) by the presence or Release of Hazardous Materials at, on, in, under, adjacent to or migrating from the Acquired Assets, including, but not limited to, Hazardous Materials contained in building materials or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Acquired Assets; (b) the investigation and/or Remediation of Hazardous Materials that are present or have been Released at, on, in, under, adjacent to or migrating from the Acquired Assets, including, but not limited to, Hazardous Materials contained in the Acquired Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Acquired Assets; (c) loss of life, injury to persons, property or business or damage to natural resources caused (or allegedly caused) by the offsite disposal, storage, transportation, discharge, Release or recycling, or the arrangement for such activities, of Hazardous Materials, in connection with the ownership or operation of the Acquired Assets; and (d) the investigation and/or remediation of Hazardous Materials that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, in connection with the ownership or operation of the Acquired Assets.

“Equipment Lease” means that certain Lease Agreement dated as of December 23, 2008 by and between Dell Financial Services L.L.C. and Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity included in the group of entities that are treated as single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan that is or has been entered into, maintained, contributed to or administered by an ERISA Affiliate. Such term also includes each Employee Benefit Plan that is or has been entered into, maintained, contributed to or administered by the Seller with respect to employees who are not employed in the Business.

“Escrow Agent”, “Escrow Fund” and “Escrow Agreement” have the meanings set forth in Section 2.4(c).

“Estimated Closing Date Balance Sheet” means the estimated balance sheet of the Seller, as of the close of business on the Closing Date, prepared in accordance with GAAP, and delivered to the Buyer within three (3) business days prior to the Closing Date.

“Estimated Closing Date Net Working Capital” means as reflected on the Estimated Closing Date Statement (as set forth in Section 2.4), prepared in accordance with GAAP and subject to final determination based on the Closing Date Statement, the amount equal to the difference between: (x) the Accounts Receivable and pre-paid expenses and (y) all Liabilities.

“Event of Loss” has the meaning set forth in Section 5.9.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Exhibits” means the exhibits to this Agreement.

“Final” or “finally,” when applied to a decision, approval or act of any Governmental Authority, means that the decision, approval or act has occurred, purports to be the final resolution and is unappealable by any Person, including exhaustion of all administrative and judicial appeals or remedies and the running of time periods and statutes of limitation for rehearing and judicial review.

“Final Closing Date Net Working Capital” means, as reflected on the Closing Date Statement and prepared in accordance with GAAP, the amount equal to the difference between: (x) the Accounts Receivable and pre-paid expenses and (y) all Liabilities.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority, but excluding any subsequent owner of the Sites (if otherwise a Governmental Authority under this definition).

“Hazardous Material” or “Hazardous Materials” means oil, petroleum and/or petroleum by-products and hazardous materials or wastes, air emissions, hazardous or toxic substances, wastewater discharges and any chemical, material or substance or other emissions that may give rise to liability under, or is listed or regulated under, applicable Laws as a “hazardous” or “toxic” substance or waste, or as a contaminant, or is otherwise listed or regulated under applicable Laws because it poses a hazard to human health or the environment, except that ordinary office materials, consumables and supplies used by the Seller in the ordinary course of its business so long as such items are used for their intended purpose and in amounts reasonable for such purposes shall not be considered to be “Hazardous Material”.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Intellectual Property” means all domestic and foreign patents and registered and unregistered trade names, fictitious names, logos, brand names and trade expressions, copyrights, trademarks (and associated goodwill), processes, software, proprietary and/or branded products, know-how, trade secrets, service marks and patents, and other proprietary rights, and licenses and applications for any of the foregoing, used by the Seller in the operation of the Business or necessary to the operation of the Business.

“Interim Financials” has the meaning set forth in Section 3.5.

“Interim Period” means that period of time commencing on the Effective Date and ending on the Closing Date.

“Knowledge” means with respect to a Person and a particular fact or other matter that:

(a) such Person is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry or investigation concerning the truth or existence of such fact or other matter.

“Laws” means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinances, common laws, or treaties, of any federal, state, local, municipal and foreign, international, or multinational government or administration and related agencies.

“Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Losses” has the meaning set forth in Section 9.2.

“Material Adverse Effect” means any change in, or effect on, the Business or the Acquired Assets that is materially adverse or could be materially adverse to the financial condition, operations, results of operations or future prospects of the Business as operated on the Effective Date; provided that any such change or effect that is cured to the reasonable satisfaction of the Buyer (as evidenced by written notice from the Buyer) prior to Closing shall not be considered a Material Adverse Effect; and further provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: any event, change, development or effect resulting from or arising out of the actions or effects caused by or under the responsibility of Buyer.

“Member” means, individually, each of Andrew Stark, Ryan Meester and Ricardo Rasche, who is each a member of the Seller.

“Members” means, collectively, Andrew Stark, Ryan Meester and Ricardo Rasche, who are the members of the Seller.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Non-Compete Agreement” has the meaning set forth in Section 2.6(c)

“Office Lease” means that certain Amata Office Centers Licensing Agreement dated as of January 4, 2010 by and between Amata, LLC and Seller.

“Parent” means Edgewater Technology, Inc., a Delaware corporation and the direct parent company of Buyer.

“Party” and “Parties” have the meanings set forth in the preamble above.

“Permits” means all certificates, licenses, permits, approvals, consents, orders, exemptions, decisions and other actions of a Governmental Authority pertaining to the Seller and the Business, or the ownership, operation or use of the Acquired Assets.

“Permitted Encumbrances” means any of the following (a) Liens for Taxes, assessments, charges, levies or other claims not yet delinquent to the extent reflected on the Interim Financials; (b) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s liens and other such liens for amounts not yet delinquent; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) any Lien which is included within the Assumed Liabilities; (e) Liens created by or resulting from the acts or omissions of Buyer; and (f) customary contractual provisions providing for retention of title to goods until payment is made.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Proprietary Information” means all information about any Party (the “Disclosing Party”) or its properties or operations furnished to any other Party (the “Receiving Party”) or its Representatives by the Disclosing Party or its Representatives, regardless of the manner or medium in which it is furnished. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement; (b) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives; (c) becomes available to the Receiving Party on a non-confidential basis from a Person, other than the Disclosing Party or its Representatives, whom, to the Receiving Party’s Knowledge, is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise under any obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party or its Representatives, or (d) the Disclosing Party discloses to others on a non-confidential basis.

“Purchase Consideration Adjustment” means, subject to final determination based on the Closing Date Statement (as determined in accordance with Section 2.4(f)), the difference between the Estimated Closing Date Net Working Capital and Two Hundred Sixty Four Thousand and 00/100 ($264,000.00) Dollars.

“Purchase Price” has the meaning set forth in Section 2.4.

“Receiving Party” has the meaning set forth in the definition of Proprietary Information.

“Release” means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the Environment that may cause an Environmental Liability (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Material).

“Remediation” means any or all of the following activities to the extent they relate to or arise from the presence of Hazardous Materials at the Sites: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Sites under Environmental Laws that no material additional work is required by such Governmental Authority; (e) obtaining a written opinion of a licensed professional, as contemplated by the relevant Environmental Laws and in lieu of a written notice from a Governmental Authority, that no material additional work is required to address Hazardous Materials at the Sites; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address the presence of Hazardous Materials at the Sites.

“Representative” means, as to any Person, such person’s Affiliates and its and their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, counsel and accountants).

“Schedule” means a schedule to this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller’s Approvals” has the meaning set forth in Section 6.1(c).

“Seller’s Knowledge” means that a Member has Knowledge of a particular fact or other matter.

“Sites” means the office space leased or occupied by the Seller. Any reference to the Sites shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at such Sites, and any reference to items “at the Sites” shall include all items “at, on, in, upon, over, across, under and within” the Sites.

“Subsidiary” shall mean Meridian Consulting International B.V.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person who is not a Party, an Affiliate of a Party, a Representative of a Party, a Representative of an Affiliate of a Party or a shareholder of any of a Party, a Party’s Affiliate or a Party’s Representative.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Transferred Employees” has the meaning set forth in Section 5.7(a).

“Vendor” and “Vendor List” have the meanings set forth in Section 3.18.

“Year End Balance Sheet” and “Year End Financials” have the meanings set forth in Section 3.5(a)

Section 2. Acquisition by Buyer.

2.1 Purchase and Sale of Acquired Assets. The Seller shall cause the sale and transfer to the Buyer, and the Buyer shall purchase, at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any Liens (except Permitted Encumbrances), all of the right, title and interest that the Seller possesses, in and to the following assets (collectively, the “Acquired Assets”):

(a) all fixed assets, including machinery, equipment and furniture and other personal property owned or used by the Seller in the operation of the Business (excluding any personal residences or personal property owned by any Member or the Seller’s employees and used in connection with the operation of the Business by the Seller (the “Seller’s Personal Property”)), including, but not limited to, those fixed assets reflected on Schedule 2.1(a) and any leased assets under the Contracts which Buyer elects to assume;

(b) all notes and accounts receivable (billed and unbilled), retentions and miscellaneous receivables of the Seller relating to the Business or arising from the operations of the Seller (the “Acquired Accounts Receivable”);

(c) all inventory, including all materials and supplies, relating to the Business or resulting from the operation of the Business (the “Acquired Inventory”);

(d) Seller’s prepaid expenses (the “Acquired Prepaid Expenses”);

(e) all of Seller’s right, title and interest in and to all customer purchase orders, customer accounts, customer contracts, bids and other rights to provide services or materials to customers of Seller, in existence as of the Closing Date;

(f) the sole and exclusive right, title and interest in and to any and all customer and vendor lists of Seller including, but not limited to the lists of customers and vendors attached as Schedules 3.18(a) and 3.18(b);

(g) all business files and records of the Seller relating to the Acquired Assets and/or the Business, including, without limitation, all sales order files, systems order files, purchase order files, customer lists and records and copies of all legal, accounting and tax records relating to the Acquired Assets and/or the Business;

(h) all Intellectual Property relating to the Business, including, without limitation, all proprietary and/or branded products of Seller (including all documentation, formulae or other materials relating to such products), all royalties, rights and interests in connection with any license of such Intellectual Property and including all of Seller’s right, title and interest in and to the name “Meridian Consulting International, LLC” or any other name which is derivative thereof or similar thereto and all tradenames or trade expressions utilized by Seller in the course of the operation of the Business;

(i) all of Seller’s right, title and interest in and to the web site www.meridianconsultingintl.com, including any all computer hardware, computer software (including source code, object code and documentation) and all other equipment, assets or property relating thereto or used in connection with the Business;

(j) all of Seller’s right, title and interest in and to all telephone numbers used by Seller in the course of the Business and any and all right, title and interest of Seller in and to any domain names, e-mail addresses or worldwide internet addresses utilized by Seller in the course of the Business, all as set out in Schedule 2.1(j);

(k) all Contracts which are in effect on the Closing Date, including, but not limited to, (i) all Contracts entered into by the Seller during the Interim Period, unless the Buyer shall notify Seller that it elects not to acquire or assume any Contracts (in which event such Contracts which Buyer has elected to exclude shall not be transferred to Buyer and shall be retained by Seller), (ii) the Office Lease, and (iii) the Equipment Lease; in each instance provided that any consent required in connection with the transfer of such Contract to Buyer is obtained prior to the Closing Date;

(l) all exclusive distribution rights, marketing rights and similar rights held by or granted to Seller and any and all Contracts evidencing such rights or relating thereto;

(m) all right, title and interest in the Permits relating to the operation of the Business, to the extent transferable;

(n) all of Seller’s catalogs, manuals, marketing materials and advertisements and promotional materials;

(o) all other properties, assets of every nature, kind and description, tangible or intangible, whether accrued, contingent or otherwise, related to or used or held for use in connection with the Business, as the same may exist on the Closing Date except only for the Excluded Assets;

(p) all of Seller’s right, title and interest in and to the equity securities of the Subsidiary; and

(q) all goodwill of the Seller relating to the Acquired Assets and the Business.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the sale contemplated hereby the following assets (collectively, the “Excluded Assets”):

(a) all Cash;

(b) the Purchase Price;

(c) any current or deferred federal, foreign, state or local income and franchise Taxes receivables;

(d) all minute books, organizational documents, operating agreements, stock books and company records; and

(e) any leased assets or leased real property of Seller which Buyer has elected not to assume, as set forth on Schedule 2.2(f);

(f) all claims against any Third Party, which claims are directly related to or directly arising out of any indemnification claims by the Buyer against the Seller or the Members and which claims do or could form the basis for a claim of contribution from such Third Party;

(g) all insurance policies that relate to coverage periods prior to the Closing Date, excluding any insurance policies that have any cash surrender values or other similar monetary amounts related to such insurance policies to the extent that such amounts are reflected on the Estimated Closing Date Balance Sheet;

(h) the Seller’s Personal Property;

(i) any Contracts which the Buyer has elected not to assume; and

(j) all membership interests of the Seller.

2.3 Assumed and Excluded Liabilities.

(a) On the terms and subject to the conditions set forth herein, from and after the Closing, the Buyer will assume and satisfy or perform when due the following liabilities (the “Assumed Liabilities”):

(i) The accounts payable of the Seller existing as of the Closing Date to the extent such accounts payable were incurred in the ordinary course of business, consistent with past practice, which are reflected in the Estimated Closing Date Balance Sheet,

(ii) Any accruals or accounts payable not included on the Estimated Closing Date Balance Sheet that result in a post-Closing Purchase Consideration Adjustment payment pursuant to Section 2.4(f) below and which accrual or accounts payable are included in the Final Closing Date Balance Sheet;

(iii) Any purchase money security interests or lease obligations relating to the fixed assets of Seller acquired by Buyer and which are set forth on Schedule 2.3(a)(iii) and which are properly reflected on the Closing Date Balance Sheet, including, without limitation, those lease obligations under the Office Lease and the Equipment Lease;

(iv) Accrued payroll for Seller’s employees as of the Closing Date to the extent such accrued payroll is reflected in the Estimated Closing Date Balance Sheet as set forth on Schedule 2.3(a)(iv), and, for the period following the Closing Date, Buyer shall be responsible for any legally mandated continuation of health care coverage for any employee, or former employee, of the Seller, including the Transferred Employees, and/or their dependents that have a loss of health care coverage due to a qualifying event on or before the Closing Date;

(v) With respect to any Transferred Employees, responsibility for any accrued, but unpaid and/or unused vacation leave, sick leave, holiday leave or other permitted leaves of absence; provided the same have been properly accrued on the Interim Financials and the Estimated Closing Date Balance Sheet;

(vi) Taxes attributable to the Acquired Assets or operation of the Business for periods after the Closing Date; and

(vii) All Liabilities relating to the Contracts assigned to and assumed by Buyer, of which the underlying event giving rise to the Liability arose subsequent to the Closing Date.

(b) Except for the Assumed Liabilities, the Buyer does not and shall not assume and shall not be liable for any Liabilities of the Seller and/or the Members (collectively, the “Excluded Liabilities”), including without limitation, the following:

(i) Liabilities arising out of any events, acts or omissions of the Seller or the Members, or arising out of, relating to or resulting from the Seller’s ownership and use of the Acquired Assets or its conduct of the Business;

(ii) Environmental Liabilities and Remediations arising out of events, acts or omissions of the Seller, the Members or any of their Affiliates, employees, servants or agents;

(iii) Liabilities relating to claims or litigation involving or relating to the Seller and/or the Members for (1) any property damage claims and personal injury claims arising from the products sold or services provided by the Seller; (2) product liability, warranty or customer claims arising from products sold or services provided by the Seller; and (3) the litigation described on Schedule 3.11;

(iv) any intercompany indebtedness or payables existing on the Closing Date between the Seller and any of its Affiliates;

(v) Taxes attributable to Seller or its operation of the Business for periods prior to the Closing Date;

(vi) Liabilities with respect to any Company Plan (as defined in Section 3.15), Multiemployer Plan or ERISA Affiliate Plan (including, for this purpose, any Employee Benefit Plan to which the Seller or an ERISA Affiliate previously contributed to or maintained); and

(vii) Without limiting the generality of the foregoing, all other liabilities, contracts, commitments, costs or expenses or other obligations of Seller or the Members of any nature whatsoever, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise whether or not related to the Acquired Assets or the operation of Business, including, without limitation, Permitted Encumbrances, except only for (aa) Liens created by or resulting from the acts or omissions of Buyer and (bb) the Assumed Liabilities.

Seller, Members and Buyer expressly agree that Seller and the Members shall remain fully (jointly and severally) liable for the satisfaction and payment of the Excluded Liabilities, whether or not specifically referenced in this Section 2.3(b), and that Buyer shall have no obligation with respect thereto. Without in any manner limiting the generality of the foregoing, Buyer does not assume, and shall not be or become liable for any obligations of the Seller or the Members, excepting only for the Assumed Liabilities. Seller and the Members shall take all necessary action to insure that any and all Excluded Liabilities are paid and discharged by Seller and the Members in a prompt and timely fashion.

2.4 Purchase Price; Payment.

(a) Subject to the provisions of this Section 2.4, the aggregate purchase price payable by the Buyer for the Acquired Assets (the “Purchase Price”) shall be the dollar amount equal to the sum of: (i) the Closing Consideration described in Section 2.4(b) below plus (ii) the Earnout Consideration (as hereinafter defined), if any.

(b) At the Closing, subject to the terms and conditions of this Agreement, the Buyer shall deliver to the Seller One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) in cash less the Escrow Fund in accordance with Section 2.4(c) below (the “Closing Consideration”). Payment of the Closing Consideration to the Seller shall be in accordance with the wire and delivery instructions set forth on Schedule 2.4(b).

(c) At the Closing, the Buyer or the Parent shall deliver to BNY MELLON, N.A., a national banking association (the “Escrow Agent”), an amount equal to One Hundred Seventy Five Thousand Dollars ($175,000.00) Dollars (the “Escrow Fund”), to be held by the Escrow Agent in escrow pursuant to the terms and conditions of an escrow agreement by and among Seller, Buyer and the Escrow Agent in substantially the form as attached as Exhibit A hereto (the “Escrow Agreement”), to provide Buyer with security for the indemnification obligations of Seller pursuant to Section 9 of this Agreement. Subject to the determination of any claims asserted by Buyer against the Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement, the remaining balance of the Escrow Fund, if any, together with any interest accrued on the Escrow Fund, if any, shall be released to Seller twelve (12) months from the Closing Date; provided, however, that any amounts reserved for pending indemnity claims asserted by Buyer on or prior to the date of the release of the Escrow Fund shall be retained in escrow until such time as such pending indemnity claim of the Buyer is satisfied or settled in accordance with the terms and conditions of this Agreement and the Escrow Agreement. All costs and expenses relating to the Escrow Agent and the administration of the Escrow Fund shall be borne by the Buyer.

(d) At the Closing, the Buyer and the Seller shall execute an earnout agreement (the “Earnout Agreement”) in substantially the form of Exhibit B attached hereto, pursuant to which, for the period commencing on the Closing Date and continuing thereafter for a period of thirty six (36) months (the “Earnout Period”), the Seller shall be eligible to receive the Earnout Consideration (as defined in the Earnout Agreement).

(e) The Seller shall deliver to the Buyer within three (3) days prior to the Closing Date (i) the Estimated Closing Date Balance Sheet and (ii) a calculation and statement of the Estimated Closing Date Net Working Capital calculated from the Estimated Closing Date Balance Sheet (the “Estimated Closing Date Statement”), each prepared in accordance with GAAP. If the Purchase Consideration Adjustment based on the Estimated Closing Date Statement is greater than $0, the Closing Consideration shall be increased on a dollar-for-dollar basis, provided that any Purchase Consideration Adjustment that results in an increase of the Closing Consideration shall be included in the Escrow Fund at the Closing (the “Escrow Adjustment”), and subject to Section 2.4(f), shall be released from the Escrow Fund to the Buyer or the Seller (as the case may be) within fifteen (15) days after the Closing Date Statement becomes final and binding. If the Purchase Consideration Adjustment based on the Estimated Closing Date Statement is less than $0, the Closing Consideration shall be decreased on a dollar-for-dollar basis.

(f) Within ninety (90) days from the Closing Date, Buyer shall prepare and provide to the Seller (i) a balance sheet of the Seller, as of the close of business on the Closing Date (the “Final Closing Date Balance Sheet”) and (ii) a calculation and statement of the Final Closing Date Net Working Capital (the “Closing Date Statement”), each prepared in accordance with GAAP. The Seller may submit to Buyer, not later than twenty (20) days from receipt of the Closing Date Statement from Buyer, a list of the components of the Closing Date Statement with which the Seller disagrees, if any (a “Dispute Notice”). If no Dispute Notice is provided prior to such date, the Closing Date Statement shall be deemed to have been accepted and agreed to by the Seller and shall be final and binding on the Parties. In the event of a Dispute Notice, Buyer and the Seller shall thereafter for a period of up to twenty (20) days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted to the Boston, Massachusetts office of KPMG (the “Final Adjustment Auditor”), which shall be retained to resolve any such dispute, the expenses of which shall be shared one-half by Buyer and one-half by the Seller. The determination of such Final Adjustment Auditor shall be final and binding on the Parties, absent manifest error.

(i) If the Purchase Consideration Adjustment, as finally determined based upon the Closing Date Statement (determined pursuant to the procedures set forth in Section 2.4(f)), exceeds the Purchase Consideration Adjustment determined based on the Estimated Closing Date Statement (such excess, if any, referred to herein as the “Additional Purchase Consideration Adjustment”), the Buyer shall, on or within fifteen (15) days after the Closing Date Statement becomes final and binding, cause the Escrow Agent to release from the Escrow Fund to the Seller in cash the amount of the Purchase Consideration Adjustment, if any, and shall pay to Seller, in cash, the Additional Purchase Consideration Adjustment.

(ii) If the Purchase Consideration Adjustment, as finally determined based upon the Closing Date Statement (determined pursuant to the procedures set forth in Section 2.4(f)), is less than the Purchase Consideration Adjustment determined based on the Estimated Closing Date Statement (such shortfall, if any, referred to herein as the “Reduced Purchase Consideration Adjustment” which for purposes below shall be deemed to be a positive number), then, on or within fifteen (15) days after the Closing Date Statement becomes final and binding:

1.	If the Reduced Purchase Consideration Adjustment is less than or equal to the Escrow Adjustment, if any, the Seller shall cause the Escrow Agent to release to the Buyer from the Escrow Fund, the amount of the Reduced Purchase Consideration Adjustment and Buyer shall cause the Escrow Agent to release from the Escrow Fund to the Seller the amount by which the Escrow Adjustment, if any, exceeds the Reduced Purchase Consideration Adjustment.

2.	If the Reduced Purchase Consideration Adjustment is more than the Escrow Adjustment, if any, the Seller and Members shall, cause the Escrow Agent to release to the Buyer from the Escrow

Fund the Escrow Adjustment, if any, and, at the option of the Buyer, the Seller and Members shall, jointly and severally, pay to the Buyer in cash the amount by which the Reduced Consideration Adjustment exceeds the Escrow Adjustment, if any, or shall cause the Escrow Agent to release from the Escrow Fund to the Buyer the amount by which the Reduced Purchase Consideration Adjustment exceeds the Escrow Adjustment, if any.

2.5 The Closing. Unless otherwise agreed to by the Parties, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via FedEx, facsimile and electronic mail on the Effective Date. The date of Closing is hereinafter called the “Closing Date” and shall be effective for all purposes herein as of 12:01 a.m. eastern time on the Closing Date.

2.6 Deliveries by the Seller and Members at the Closing. At the Closing, the Seller and Members shall deliver the following to the Buyer, duly executed and properly acknowledged, if appropriate:

(a) such bills of sale, assignments and other instruments as shall be reasonably sufficient to transfer title of the Acquired Assets to the Buyer on the terms and conditions set forth herein;

(b) the Escrow Agreement executed by the Seller and the Members;

(c) a non-compete agreement executed by the Seller and each Member, substantially in the form attached hereto as Exhibit C (the “Non-Compete Agreement”);

(d) the Earnout Agreement executed by the Seller;

(e) copies of all consents, waivers or approvals obtained by Seller with respect to the sale of the Acquired Assets or the consummation of the transactions contemplated by this Agreement;

(f) a certificate from an authorized officer of the Seller to the effect that the conditions set forth in Section 6.1 have been satisfied;

(g) Buyer’s standard form confidentiality and non-disclosure agreement executed by each of the Transferred Employees, such agreement to be in form and substance, reasonably satisfactory to Buyer;

(h) Unanimous written consent resolutions of the Members, authorizing the consummation of the transactions contemplated hereby, and authorizing a Member to execute and deliver this Agreement and instruments attached as Exhibits hereto;

(i) a Certificate of Good Standing of the Seller issued by the State of Illinois;

(j) evidence, satisfactory to Buyer of the delivery of a Form CBS-1 with the Illinois Department of Revenue and a written response from the Illinois Department of Revenue indicating the amount, if any, that the Buyer is required to withhold from the Closing Consideration to satisfy any outstanding tax obligations of Seller;

(k) evidence that the Seller has filed a Request for Letter of Clearance on form UI-2600 or other like or similar document with the Unemployment Insurance Revenue Division of the Illinois Department of Employment Security no less than seven (7) days prior to the Closing Date, and a receipt issued by Illinois Department of Employment Security evidencing that the Seller has no outstanding obligation for unemployment compensation contributions, interest or penalties; and

(l) all such other instruments of sale, transfer, conveyance, assignment or assumption as the Buyer and its counsel may reasonably request in connection with the sale of the Acquired Assets or assumption of the Assumed Liabilities.

2.7 Deliveries by the Buyer at the Closing. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller and Members, properly executed and acknowledged, if appropriate:

(a) the Closing Consideration;

(b) the Earnout Agreement executed by Buyer;

(c) the Escrow Agreement executed by Buyer and Parent;

(d) the Non-Compete Agreements executed by Buyer and Parent;

(e) a certificate from an authorized officer of the Buyer to the effect that the conditions set forth in Section 6.2 have been satisfied;

(f) copies, certified by the Secretary or Assistant Secretary of the Buyer, of resolutions authorizing the execution and delivery of this Agreement and the documents attached as Exhibits hereto, and the consummation of the transactions contemplated hereby and thereby;

(g) a certificate of the Secretary or Assistant Secretary of the Buyer, which shall identify by name and title and bear the signature of the officers of the Buyer authorized to execute and deliver this Agreement and the documents attached as Exhibits hereto;

(h) counterparts of such assignment and assumption documents as shall be reasonably sufficient to transfer title of the Acquired Assets from the Seller to the Buyer on the terms and conditions set forth herein.

2.8 Allocation of the Purchase Price. Within one hundred twenty (120) days after the Closing, Buyer shall provide to Seller a schedule setting forth such allocation (the “Purchase Price Allocation Schedule”), which shall be subject to reasonable approval by Seller. In the event of any dispute between Buyer, on the one hand, and Seller, on the other hand, with respect to the Purchase Price Allocation Schedule, the Parties shall use Commercially Reasonable Efforts to resolve all such disputed items within fifteen (15) days after the receipt by Seller of the Purchase Price Allocation Schedule. If the Parties are unable to resolve all disputed items within such fifteen (15) day period, they shall jointly engage the Boston, Massachusetts office of KPMG (the “Accountants”) and submit the disputed items to the Accountants for resolution. The Accountants shall act as experts, and not as arbitrators, and shall determine only those items in dispute on the Purchase Price Allocation Schedule. Promptly, but no later than thirty (30) days after their engagement for such purpose, the Accountants shall deliver a written report to the Buyer and the Seller as to the resolution of the disputed items. The Purchase Price Allocation Schedule, either as approved by Seller, or as determined by the Accountants as provided above, shall be final and binding upon all Parties and Buyer and the Seller shall each use the Purchase Price Allocation for all relevant tax purposes. The fees and expenses of the Accountants incurred in connection with the resolution of disputes pursuant to this Section 2.8 shall be allocated between Buyer, on the one hand, and the Seller, on the other hand, in proportion to the relative aggregate dollar amounts of disputed items that are determined adversely to the Buyer, on the one hand, and the Seller, on the other hand, by the Accountants.

Section 3. Representations, Warranties and Disclaimers of the Seller and Members. The Seller and the Members, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 3 are true, correct and complete as of the Effective Date.

3.1 Organization of the Seller.

(a) The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority: (a) to own or to hold under lease the property it purports to own or to hold under lease, and (b) to operate its properties and to conduct the Business as now being conducted by Seller. Seller is duly qualified or licensed to transact business as a foreign limited liability company and is in good standing in every jurisdiction in which any property is owned by leased by Seller or payroll is paid by Seller the nature of the Business conducted by Seller makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Attached hereto as Schedule 3.1 is a list setting forth the states in which Seller is currently transacting business as a foreign limited liability company. Except as set forth on Schedule 3.1, Seller has no subsidiaries and does not own any securities issued by any other business corporation or other entity. The Members are the only members of Seller, and the Members own all of the issued and outstanding securities of Seller, free and clear of any claims, assessments, liens or other encumbrances. Except for any rights of the Members under the Seller’s Operating Agreement (which shall be waived by the Members at the Closing), a copy of which has been provided to Buyer, there are no preemptive rights, options, warrants, conversion privileges or other rights or agreements presently outstanding for the purchase or acquisition from Seller of any of its authorized but unissued securities. Neither Seller nor the Members have granted any Person other than Buyer any right (including, but not limited to, any right of first refusal) or option to purchase or otherwise acquire any of the Acquired Assets, and there exists no agreement or contract with respect to any such purchase or acquisition. Seller’s federal employer identification number (FEIN) is as written on the signature page hereof.

(b) The Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority: (a) to own or to hold under lease the property it purports to own or to hold under lease, and (b) to operate its properties and to conduct the Business as now being conducted by Subsidiary. The equity securities of

Subsidiary consist of 90,000 authorized Euros in share capital of which 18,000 shares are issued and outstanding. The Seller is the only equity security holder of the Subsidiary, and the Seller owns all of the issued and outstanding securities of the Subsidiary as set forth above, free and clear of any claims, assessments, liens or other encumbrances.

3.2 Authorization of Transaction. The Seller has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Seller to authorize and permit the due execution and valid delivery by the Seller of this Agreement and the instruments required to be duly executed and validly delivered by the Seller pursuant hereto, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated herein, have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by the Seller and Members and constitutes the legal, valid and binding obligation of the Seller and Members, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

3.3 Noncontravention. Except as set forth in Schedule 3.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority to which the Seller or any of its property is subject, (b) violate or conflict with any provision of the organizational documents of the Seller or the Subsidiary, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract included in the Acquired Assets or result in the imposition of any Lien upon any of the Acquired Assets. Except as set forth in Schedule 3.3, no registration, declaration or filing with, or consent, approval, order or authorization of, or other action by any governmental authority or any person, firm or entity is required on the part of the Seller in connection with the execution and delivery of this Agreement, the consummation of transactions contemplated by this Agreement and/or the Seller’s performance of its obligations hereunder.

3.4 Brokers’ Fees. Neither the Seller nor the Members has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.5 Financial Statements.

(a) Attached as Schedule 3.5 is: (i) Seller’s unaudited balance sheet as of December 31, 2009 (the “Year End Balance Sheet”) and the related unaudited statements of income and cash flow for the twelve (12) month period ended December 31, 2009 (collectively, the “Year End Financials”) and (ii) Seller’s unaudited balance sheet as of March 31, 2010 and the related unaudited statements of income for the three (3) month period that ended March 31, 2010 (collectively, the “Interim Financials”). The Year End Financials and the Interim Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other. The Year End Financials and Interim Financials present fairly the financial condition and operating results of Seller as of the dates and during the periods indicated therein, subject, in the case of the Interim Financials, to normal year end adjustments.

(b) There are no Liabilities of the Business required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (i) as reflected or reserved on the Interim Financials, (ii) Liabilities for costs and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) Liabilities that were incurred in the ordinary course of business after the date of the Interim Financials or (iv) Permitted Encumbrances.

3.6 No Undisclosed Liabilities. Except as set forth on Schedule 3.6, Seller has no liability or obligation of any nature (whether matured or unmatured, fixed or contingent, secured or unsecured, accrued, absolute or otherwise) except as set forth on the Year End Financials or the Interim Financials, other than those liabilities arising in the ordinary course of Seller’s business since the date of the Interim Financials, and all liability reserves established by Seller and set forth thereon are adequate for all such liabilities at the respective dates thereof. There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March, 1995 (“FAS No. 5”) which were not adequately provided for on the Year End Financials or the Interim Financials, respectively, as required by FAS No. 5.

3.7 Absence of Changes. Except as set forth on Schedule 3.7, since December 31, 2009, the Business has been operated in the ordinary course and there has not been:

(a) any Material Adverse Effect in the assets, financial condition or results of operations of the Business;

(b) any casualty, whether or not covered by insurance, other than a casualty relating solely to the Excluded Assets;

(c) any payment, discharge or settlement of any claim against or obligation or liability of the Seller except in the ordinary course of business, consistent with past practice;

(d) except in the ordinary course of business or the sale or transfer of worn out or obsolete assets, any sale, transfer or disposal of any assets (other than the Excluded Assets) in the aggregate in excess of $10,000;

(e) any write-down or write off of any assets other than in the ordinary course of business in the aggregate in excess of $10,000;

(f) any pledge, mortgage or encumbrance of any assets, except for Permitted Encumbrances;

(g) any capital expenditures or commitment to make any capital expenditure by the Seller in any individual case in excess of $5,000.00 or in the aggregate in excess of $10,000;

(h) any change in any accounting methods, policies or practices of the Seller;

(i) except in the ordinary course of business, any forgiveness or cancellation of debts or waiver of any claims or rights of Seller;

(j) except in the ordinary course of business and consistent with past practice any change in the terms of any employment agreement or compensatory arrangement, or any bonus, pension, insurance or other employee benefit plan, or any payment or benefit made to or for any employee;

(k) any failure to pay any Liabilities in the ordinary course of business;

(l) any mortgage, pledge or other encumbrance of any assets of Seller

(m) any labor dispute which has affected the financial condition, the Acquired Assets or the Business of Seller;

(n) any amendment or termination of any material Contract by Seller, except in the ordinary course of business, consistent with past practice;

(o) any loan by Seller to any person or entity, or guaranty by Seller of any loan; or

(p) any other event or condition of any character that has or might reasonably have a Material Adverse Effect; or

(q) any agreement or commitment or understanding, whether in writing or not, to take any of the actions specified in this Section 3.7.

3.8 Legal and Other Compliance. Except as set forth on Schedule 3.8, Seller and the Subsidiary have operated from its inception, and will continue to operate through the Closing Date legally and in compliance with all conditions and requirements of all applicable federal, state and local laws, statutes, ordinances, rules, regulations, permits, policies, guidelines, orders, franchises, authorizations and consents. Except as set forth on Schedule 3.8, the Seller is not in violation of any order, writ, decree or judgment of any Governmental Authority. Except as disclosed on Schedule 3.8, Seller has not received notice of any asserted past or present failure to comply with any law, ordinance, regulation, permit, order or requirement. Seller, except as disclosed on Schedule 3.8, possesses all Permits required under applicable Laws to carry on the Business as currently conducted.

3.9 Taxes. All federal, state, local and foreign Tax returns and Tax reports required to be filed by the Seller on or before the date hereof have been timely filed with the appropriate Governmental Authority in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All Taxes which have become due or payable or are required to be collected by the Seller or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Balance Sheet in accordance with GAAP or the Seller’s books and records on or prior to the Closing Date. All deposits required by law, rule or regulation to be made by the Seller with respect to employees’ withholding Taxes have been duly made, and as of the Closing Date all such deposits due will have been made. The Seller has delivered to the Buyer true and complete copies of all of the Corporation’s state and federal income Tax returns for the fiscal periods ended December 31, 2009 and December 31, 2008 and all reports and results of income Tax audits, if any, related thereto. To Seller’s Knowledge, no examination of any Tax return of the Seller is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such Tax return.

3.10 Insurance. Schedule 3.10 hereof sets forth a complete and accurate list of all insurance policies of the Seller maintained by the Seller currently and during the three (3) years preceding the Effective Date and the following information with respect to each insurance policy maintained by the Seller: (a) the name of the insurer and the name of each insured party; (b) the policy number and the period of coverage; (c) a description of the scope and the amount of coverage; and (d) a description of any retroactive premium adjustments or other loss-sharing arrangements. Except as set forth on Schedule 3.10, each such policy is currently in full force and effect, all premiums due and payable with respect thereto have been paid in full, the Seller is not in breach or default under the terms of any such policy, and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit any termination, modification, or acceleration under the policy. Except as set forth on Schedule 3.10, Seller has at all times since its inception carried insurance adequate in character and amount, with reputable insurers in respect of its properties, assets and business and has complied in all material respects with all applicable terms and conditions, including payment of premiums, with respect to such insurance policies. Except as set forth on Schedule 3.10, Seller has not received notification from any insurance carrier denying or disputing the amount of any claim, or regarding the possible cancellation of or premium increases with respect to any policies. Seller has provided copies of all policies listed on Schedule 3.10. Seller shall further maintain, or cause to be maintained, in full force and effect, all of Seller’s current policies of liability, property damage, fire, worker’s compensation/employer’s liability and other forms of insurance coverage through and including the Closing Date.

3.11 Litigation. Except as disclosed on Schedule 3.11, there is no action, suit, investigation, claim, arbitration or litigation pending or, to Seller’s Knowledge, threatened against the Seller, the Acquired Assets, the Business or the transactions contemplated by this Agreement, at law or in equity, or before or by any court, arbitrator or Governmental Authority, and the Seller is not operating under or the subject of any order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority, except prior judgments which have been fully discharged. There are no existing claims or to Seller’s Knowledge, threatened claims, or any facts which a claim could be based against Seller, other than those claims reflected on the Interim Financials or on Schedule 3.11.

3.12 Material Contracts and Arrangements.

(a) Except as disclosed in Schedule 3.12(a), Schedule 3.12(a) lists:

(i) All leases, contracts, agreements, commitments or purchase orders, presently in effect, to which the Seller is a party or by which the Seller or any of its property is bound which involves payments or receipts by the Seller of more than $5,000.00 in any single case or which the performance of which will extend over a period of one (1) year.

(ii) Any agreement entered concerning a partnership or joint venture pursuant to which the Seller is bound or obligated to perform services.

(iii) All loan agreements, indentures, mortgages and guaranties to which the Seller is a party or by which the Seller or any of its property is bound that will have not have been terminated or satisfied as of the Closing Date.

(iv) All agency, distributor, sales representative and similar agreements, to which the Seller is bound.

(v) All agreements concerning confidentiality, non-competition or proprietary rights pursuant to which the Seller and/or the Members are bound.

(vi) All profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement (written or oral) of the Seller for the benefit of its current or former directors, officers, and employees.

(vii) All collective bargaining agreements pursuant to which the Seller is bound or subject.

(viii) All agreements of the Seller for the current employment of any individual on a full-time, part-time, consulting or other basis.

(ix) All agreements that will not have been terminated or satisfied as of the Closing Date under which the Seller has advanced or loaned any amount to any of its directors, officers and employees, or which the Seller has received any loan or advance from any of its directors, officers and employees.

(x) Any other agreement (or group of related agreements), the performance of which involves consideration in excess of $10,000.00.

(xi) Any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

(xii) All agreements between the Seller and the Members or their respective Affiliates, which will not be terminated or satisfied as of the Closing Date.

The agreements listed on Schedule 3.12(a) in respect of clauses (i) through (xii) are collectively referred to herein as the (“Material Agreements”).

(b) Except as disclosed in Schedule 3.12(a), true, complete and correct copies of all of the Material Agreements have been furnished by the Seller to the Buyer and are validly existing, legally enforceable obligations of the parties thereto and the Seller has duly complied with all of the terms and conditions of the Material Agreements in all material respects and has not done or performed any act which would invalidate or materially impair its rights under any of the Material Agreements. Except as disclosed in Schedule 3.12(a), there is no pending assertion or claim that operations pursuant to any Material Agreement have been improperly conducted or maintained, or which would invalidate or materially impair the rights of the Seller, or materially increase the costs of the Seller, under any of the Material Agreements. From the date hereof until the Closing Date, the Seller will not amend or terminate any Material Agreement and will not enter into any Material Agreement. Each Material Agreement being assigned to Buyer hereunder and requiring Seller’s performance of services can be satisfied or performed by the

Seller without any loss to it. Except as disclosed in Schedule 3.12(a), no party to any Material Agreement (including the Seller) is in breach or default of the provisions of such Material Agreement, and no event has occurred which with notice or lapse of time would constitute a breach of default, or permit termination, modification or acceleration under the respective Material Agreement.

3.13 Assets and Property.

(a) The Acquired Assets, together with the Excluded Assets, constitute all the assets currently used by the Seller in the operation of the Business. The Seller has title to the Acquired Assets it purports to own, free and clear of all Liens, claims and encumbrances, and valid leasehold interests in all Acquired Assets it purports to lease, except in each case only for the Permitted Encumbrances.

(b) Set forth on Schedule 3.13(b) is a list of all real property owned, leased or otherwise used by the Seller in connection with the Business, and except as set forth on Schedule 3.13(b), all such real property is being used by Seller in material compliance with all local, state and federal zoning, planning and use laws, ordinances, regulations and restrictions.

(c) Schedule 3.13(c) hereof contains an accurate and complete description of all Intellectual Property used by the Seller in the operation of the Business. Except as set forth on Schedule 3.13(c), the Seller owns or has the right to use, and has the right and power to sell and license, said Intellectual Property, and, (i) neither said Intellectual Property nor the use thereof by the Seller nor any products manufactured, distributed or sold by the Seller, nor the conduct or operation of the Business, infringes upon any patents, trademarks, copyrights or any other intellectual property rights of any Person, (ii) no claims have been asserted by any Person with respect to the Intellectual Property or challenging or questioning the validity of any of the Intellectual Property, (iii) there is no valid basis for any such claim and (iv) there has never been and there is no infringement of any of Intellectual Property by any Person. All licenses for software to which the Seller is a party or which are binding on the Seller are set forth on Schedule 3.13(c) hereof.

3.14 Employees. Attached hereto as Schedule 3.14 is a true and accurate list of the names and addresses of all officers, directors, employees, agents and representatives of Seller with respect to the Business and their respective rates of compensation (including annual bonuses) of each of the foregoing together with the anticipated date of salary review and all accrued vacation, sick leave, bonuses or other compensation due such persons. Except as set forth in Schedule 3.14, Seller does not have any written employment contracts or consulting arrangements currently in effect that are not terminable at will. Except as disclosed on Schedule 3.14, the Seller is not a party to any collective bargaining agreements. With respect to all employees and any Persons retained as independent contractors, the Seller has complied with all federal, state, foreign and local laws and regulations respecting employment, employment discrimination, employment practices, terms and conditions of employment, payroll and withholding taxes, wages and hours, and occupational safety and health in the work place. Except as set forth on Schedule 3.14: (a) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or strike, lockout, dispute or work stoppage pending or, to Seller’s Knowledge, threatened against or involving the Seller, (b) no union organization campaign is in progress or, to Seller’s Knowledge, threatened against the

Seller, (c) no charges, audits, investigations, or complaint proceedings are pending, or, to Seller’s Knowledge, threatened, before the Equal Employment Opportunity Commission or any state, local or federal agency responsible for the prevention of unlawful employment practices with respect to the Seller, and, there have been no actions taken or conditions caused by any employees or officers of the Seller that would give rise to any such complaint or charge, and (d) the Seller has not received notice of the intent of any federal, state or local agency to conduct an audit or an investigation of or relating to or including such employees, independent contractors, or employment practices, and no such investigations are currently in progress. With respect to any collective bargaining agreement to which the Seller is bound, as identified and set forth on Schedule 3.14, the Seller has complied with all of the terms thereof and with all side agreements, letters of understanding and arbitration decisions. There are no pending or, to Seller’s Knowledge, threatened grievances, arbitrations or other claims for enforcement of such agreements. There is no verbal or written agreement with any labor organization which: (i) purports to bind any successor of the Seller to the agreement’s terms; (ii) purports to bind any present or future Affiliate of the Seller based upon direct or indirect ownership, management or control; (iii) purports to bind the Seller to subsequent agreements or amendments entered into by any multi-employer group or employer bargaining representative other than the Seller; or (iv) purports to bind the Seller to any collective bargaining agreements covering work performed outside the territorial jurisdiction of the local union which is signatory to the agreement identified in Schedule 3.14.

3.15 ERISA and Related Matters.

(a) Set forth on Schedule 3.15(a) is a list of each Employee Benefit Plan, which is or has been entered into, maintained, contributed to, or participated in, by the Seller or that currently covers any employee or former employee of the Seller (the “Company Plans”). Except as set forth in Schedule 3.15(a), none of the Company Plans is: (i) a “defined benefit pension plan” as defined in Section 3(35) of ERISA or (ii) subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(b) All the Company Plans comply in form and operation in all respects with all applicable requirements of Law, the terms of the Company Plans, and the terms of any applicable collective bargaining agreement. Each Company Plan that is intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, met the requirements for qualification, in form and operation in all respects, and the Seller has provided to the Buyer a true and correct copy of the most recent determination letter issued by the Internal Revenue Service with respect to any such qualified Company Plans, and any subsequent determination letters with respect to any amendments to any such Company Plans.

(c) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Company Plans that would result in any material tax or penalty. There have been no changes in the financial condition of the Company Plans from that stated in the annual report (as described in Section 103 of ERISA) most recently filed for each such Company Plan.

(d) Except as described in Schedule 3.15(d), there are no actions, lawsuits, arbitrations, audits, inquiries, investigations, proceedings or claims (other than routine claims for benefits made in the ordinary course and qualified domestic relations or medical child support orders) pending, threatened with respect to any Company Plan or the operation thereof (whether brought or threatened to be brought by or against a participant or beneficiary, a trustee, a plan administrator, the Seller, any ERISA Affiliate or any director, officer or employee thereof and including matters pending before or threatened by the Internal Revenue Service, Department of Labor, or other Governmental Authority), and to the Seller’s Knowledge, there are no facts which could give rise to any such action, lawsuit, arbitration, audit, inquiry, investigation, proceeding or claim.

(e) The Acquired Assets are not subject to any Liens under ERISA or the Code, and, no event has occurred, or condition exists, which could subject any of the Acquired Assets to any future liability, obligation or Lien with respect to any Company Plan, Multiemployer Plan or ERISA Affiliate Plan (including, for this purpose, any Employee Benefit Plan to which the Seller or any ERISA Affiliate previously contributed to or maintained). Buyer will not assume, incur or succeed to any liability or obligation with respect to any Company Plan or ERISA Affiliate Plan as a result of this Agreement or the transactions contemplated thereby.

(f) Except as set forth in Schedule 3.15(f), the Seller did not contribute or have any obligation to contribute to any Multiemployer Plan with respect to any Transferred Employee. To the Seller’s Knowledge, no event has occurred with respect to any Multiemployer Plan to which the Seller or any of its ERISA Affiliates contribute or have contributed to on behalf of a Transferred Employee, that can reasonably be expected to constitute a “withdrawal” or “partial withdrawal” (as such terms are defined under Title IV of ERISA) with respect to any such Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect.

(g) Each Transferred Employee will be timely notified of any rights he or she may have under Section 4980B of the Code as a result of the Closing.

(h) Provided Buyer shall offer employment to those persons employed by the Seller as of the Closing Date who are listed on Schedule 3.14 as more particularly described in Section 5.7(a), no Company Plan would give rise to any severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement.

3.16 Related Party Transactions. Except as set forth on Schedule 3.16, the Seller has not made or entered into any agreement, loan, contract, lease, commitment or understanding with any officer, director, employee, member or partner of the Seller, or with any Affiliate of the Seller, with respect to which the Buyer may have any continuing rights or obligations after Closing.

3.17 Environmental Matters. Except as disclosed on Schedule 3.17:

(a) The Seller is in compliance with all Environmental Laws.

(b) The Seller is in possession of all permits, licenses and approvals required by or pursuant to all Environmental Laws and such permits, licenses and/or approvals are in full force and effect.

(c) There are no pending or to Seller’s Knowledge, threatened, legal actions, suits, orders, claims, or other proceedings, or any unresolved written notices of violation, requests for information, demands, citations or notice of responsibility against or directed to the Seller arising out of:

(i) the current or past presence, use and/or Release of Hazardous Materials at or from or onto the Sites; or

(ii) the offsite disposal, storage or treatment or other handling of Hazardous Materials originating from the Sites in connection with the business operations of the Seller; or

(iii) any violation of any Environmental Laws arising out of or resulting from the business operations of the Seller.

(d) There have been no Releases of Hazardous materials in reportable quantities on, from or beneath the Sites.

(e) The Sites do not contain any:

(i) underground tanks or vessels used for the storage of Hazardous Materials, including but not limited to underground treatment or storage tanks;

(ii) dumps, landfills, waste impoundments or other permanent waste disposal areas;

(iii) PCBs in concentrations regulated by the federal Toxic Substances Control Act;

(iv) asbestos; or

(v) lead based paint.

(f) As requested by the Buyer, the Seller will provide reasonable assistance to the Buyer, to the extent permissible under applicable law, in transferring to the Buyer such permits, licenses, certificates and approvals as the Seller has obtained under Environmental Laws for its ongoing operations.

(g) The Seller has provided the Buyer with any and all environmental reports, including, but not limited to all environmental site assessments, environmental audits, consultant reports or similar types of documents or reports relating in any way to the Sites, within the Seller’s possession.

3.18 Customers and Vendors.

(a) Attached hereto as Schedule 3.18(a) is a complete and accurate list (the “Customer List”) of all of Seller’s current customers (the “Customers”). Except as set forth on Schedule 3.18(a), all of Seller’s right, title and interest in and to such Customers and the Customer List shall be transferred to Buyer at the Closing. Except as set forth on Schedule 3.18(a), to Seller’s Knowledge, no Customer appearing on the Customer List has refused (or threatened to refuse) to continue to do business with Seller or will refuse to do business with the Buyer after the Closing Date on the same terms and conditions as Seller did business with such Customer prior to the Closing. Except as set forth on Schedule 3.18(a) there has been no Material Adverse Effect (during the twelve (12) months preceding the Effective Date) on the business relationship between the Seller and any Customer identified in Schedule 3.18(a).

(b) Attached hereto as Schedule 3.18(b) is a complete and accurate list (the “Vendor List”) of all of Seller’s Vendors (the “Vendors”). To Seller’s Knowledge, no Vendor appearing on the Vendor List has refused to (or threatened to refuse to) continue to do business with Seller or will refuse to do business with Buyer after the Closing Date on the same terms and conditions as Seller did business with such Vendor prior to the Closing. Except as set forth on Schedule 3.18(b) there has been no Material Adverse Effect (during the twelve (12) months preceding the effective date) on the business relationship between the Seller and any Vendor identified on the Vendor List.

3.19 Accounts Receivable and Accounts Payable. Except as set forth on Schedule 3.19, all of the Acquired Accounts Receivable: (a) arose out of bona fide, arms length transactions, (b) are in all respects valid receivables, subject to no rights of set off or counterclaims, (c) are current and, collectible, and (d) will be collected in accordance with their terms at their recorded amounts. Except as set forth on Schedule 3.19, there is no debtor with respect to any of the Acquired Accounts Receivable that has refused or threatened to refuse to pay its obligations for any reason, no debtor with respect to any Acquired Account Receivable is insolvent or bankrupt and none of the Acquired Accounts Receivable are pledged to any Third Party by Seller. Except as set forth on Schedule 3.19, the accounts payable to be assumed by Buyer in accordance with Section 2.3(a) of this Agreement represent bona fide claims by vendors or creditors for products, sales, work actually performed or other charges arising on or before the Closing Date, arose out of bona fide, arms length transactions and are not past due.

3.20 Condemnation. Except as set forth on Schedule 3.20, the Seller has not received any notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any part of the Acquired Assets.

3.21 Full Disclosure. No representation, statement or information made or furnished by Seller or the Members to Buyer, including, but not limited to, those contained in this Agreement, and the various Schedules and Exhibits to this Agreement, or in any other representation, information and statements furnished by Seller or the Members to Buyer, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the representation, information or statement not misleading.

Section 4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are true, correct and complete as of the Effective Date.

4.1 Organization of the Buyer. Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization of Transaction. The Buyer has the power and authority to execute and deliver this Agreement and, subject to the approval of the Board of Directors of Buyer, to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Buyer to authorize and permit the due execution and valid delivery by the Buyer of this Agreement and the instruments required to be duly executed and validly delivered by the Buyer pursuant hereto, the performance by the Buyer of its obligations hereunder, and the consummation by the Buyer of the transactions contemplated herein, have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

4.3 Noncontravention. Subject to the approval of the Board of Directors of Buyer, the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority to which the Buyer is subject, (b) violate or conflict with any provision of the articles of incorporation or bylaws of the Buyer, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for matters that could not reasonably be expected to have a Buyer Material Adverse Effect.

4.4 Brokers’ Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

4.5 Approvals. No registration, declaration or filing with, or consent, approval, order or authorization of, or other action by any Governmental Authority or any other person, firm or entity is required on the part of Buyer in connection with the execution and delivery of this Agreement, the consummation of transactions contemplated by this Agreement and/or the Buyer’s performance of its obligations hereunder, excepting only the approval of the Board of Directors of Buyer.

4.6 Litigation. There is no claim, action, suit, litigation, proceeding or investigation pending or, to Buyer’s Knowledge, threatened against Buyer concerning this Agreement or any of the other agreements contemplated hereby or any of the transactions contemplated hereby or thereby.

Section 5. Covenants. The Parties agree as follows:

5.1 General. Each of the Parties will use its Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

5.2 Notices, Consents and Approvals. The Parties shall cooperate with each other and use all Commercially Reasonable Efforts to: (a) promptly prepare and file all necessary documentation, (b) effect all necessary applications, notices, petitions and filings and execute all agreements and documents and (c) obtain all necessary consents, approvals and authorizations of all other parties necessary or advisable, for the Parties to consummate the transactions contemplated by this Agreement (including, without limitation, in the case of the Seller, obtaining the Seller’s Approvals).

5.3 Operation of Business During Interim Period.

(a) During the Interim Period, the Seller will operate the Business and maintain the Acquired Assets, in each instance, in the ordinary course consistent with past practices unless: (i) otherwise required under the express terms of this Agreement, or (ii) with the prior written consent of the Buyer.

(b) Without limiting the generality of the foregoing, the Seller shall not during the Interim Period, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned):

(i) sell, lease (as lessor), transfer or otherwise dispose of, any of the Acquired Assets other than as used, consumed or replaced in the ordinary course of business consistent with past practice, or encumber, pledge, mortgage or suffer to be imposed on any of the Acquired Assets any Lien other than Permitted Encumbrances;

(ii) fail to maintain in full force and effect all Permits;

(iii) fail to maintain in full force and effect all policies of insurance in such amounts as heretofore maintained;

(iv) fail to perform all obligations under all Contracts to which the Seller is a party or by which it is bound;

(v) increase the salaries or other compensation or benefits of any of its employees or independent contractors, except in the ordinary course of business consistent with past practice provided Seller provides written notice of such increases to Buyer prior to the Closing Date;

(vi) incur any Liabilities, except for Liabilities incurred in the ordinary course of business;

(vii) make any capital expenditure or commitment to make any capital expenditure in any individual case in excess of $5,000 or in the aggregate in excess of $10,000, or enter into any long-term lease or other agreement involving real estate or capital equipment;

(viii) invest in or make a loan to any person, company or enterprise;

(ix) waive any right under any Contract;

(x) take any action which is inconsistent with its obligations hereunder or which could hinder or delay the Closing.

(xi) enter into any commitment other than in the ordinary course of business consistent with past practices;

(xii) make any guaranty or obtain any bond unless an increase or renewal is required by an existing Contract; and

(xiii) enter into any agreement, commitment or understanding, whether in writing or not, to take any of the actions specified in this Section 5.3.

5.4 Access During Interim Period. During the Interim Period, the Seller will permit one or more designated officers, employees or agents of the Buyer to have access upon reasonable notice during normal business hours, in a manner so as not to interfere with normal business operations, to observe all premises, properties, management, personnel, books, records (including Tax records) and documents associated with the Seller and the Business.

5.5 Interim Period Notice.

(a) Each of the Parties shall promptly notify the other Party if any information comes to its attention that would or might excuse the other Party from the performance of its obligations under this Agreement or would or might cause any condition to close set forth in Sections 6.1 or 6.2 not to be satisfied.

(b) The Seller shall promptly notify the Buyer of the existence of any matter of which it becomes aware after the Effective Date which, if in existence on the Effective Date or the Closing Date, would or might cause any of the representations or warranties in Section 3 above to be untrue or incorrect.

5.6 Further Assurances. At any time and from time to time after the Closing, at the request of a Party, any other Party will execute and deliver such instruments of sale, assignment and confirmation and take such action consistent with the terms of this Agreement as may be reasonably necessary to consummate more effectively the transactions contemplated by this Agreement.

5.7 Employee Matters.

(a) The employees of the Seller identified on Schedule 5.7(a) shall be offered “at-will” employment by Buyer to be effective as of the close of business on the Closing Date. Each employee and Member of the Seller who is offered employment by the Buyer shall be terminated by Seller effective as of the close of business on the Closing Date and thereafter employed as a “new hire” by Buyer. Each such employee or Member hired by Buyer is referred to herein as a “Transferred Employee.” Any employee of Seller who is not hired by the Buyer shall remain an employee of the Seller and may be terminated by the Seller, in its discretion. Nothing contained herein shall be deemed to affect or to limit in any way the prerogative of Buyer to terminate the employment of any Transferred Employee or to change, modify, suspend or terminate any term of employment (including, any compensation or benefit plan, policy, program or arrangement offered or provided by Buyer to any Transferred Employee) or to create in, or grant to, any

Transferred Employee any third party beneficiary rights or claims, or any cause of action of any kind or nature. Nothing contained in this Section 5.7(a) shall be deemed to supercede, modify or negate the provisions of Section 5(g) of the Earnout Agreement with respect to Buyer’s employment of the Members.

(b) The Seller shall cooperate as may reasonably be requested by the Buyer with respect to effecting the transition of the Transferred Employees to Buyer.

(c) For the period following the Closing Date, Buyer shall be responsible for any legally mandated continuation of health care coverage for any employee, or former employee, of the Seller, including the Transferred Employees, and/or their dependents that have a loss of health care coverage due to a qualifying event on or before the Closing Date.

(d) With respect to any Transferred Employees, the Buyer will assume responsibility for any accrued, but unpaid and/or unused benefits under any Company Plans (including, without limitation, any Company Plan that provides for vacation leave, sick leave, holiday leave or other leaves of absence); provided the same have been properly accrued on the Interim Financials and the Estimated Closing Date Balance Sheet. Seller shall be solely responsible for any severance or other similar benefits payable to any employee, including any Transferred Employee, on account of the transactions contemplated hereby under any severance plans, programs or arrangements which Seller may have maintained or is alleged to have maintained.

(e) No provision of this Section shall create any third party beneficiary rights in any person or organization, including without limitation, any Transferred Employee, or any employee or former employee (including any beneficiary or dependent thereof) of the Seller, or other representatives of such Transferred Employees, employees or former employees, or trustees, administrators, participants or beneficiary of any employee benefit plan, and no provision of this Section shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement of the Buyer or the Seller.

5.8 Cooperation after Closing.

(a) Investigation and Litigation Cooperation. The Buyer and the Seller agree to reasonably cooperate with each other in connection with any investigation by any Governmental Authority, litigation or regulatory or other proceeding which may continue or arise following the Closing Date and which relates to the operation of the Seller or the Business prior to the Closing Date. In the event and for as long as any Party actively is prosecuting, contesting or defending any action, suit, grievance, proceeding, hearing, investigation, charge, complaint, claim or demand with respect to any Third Party in connection with or related to the Business, the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, the Transferred Employees, or the non-Transferred Employees, the other Party will reasonably cooperate with such contest or defense and make reasonably available its personnel, records and information applicable to such matter as may be necessary in connection with prudent handling of such prosecution, contest, or defense, at the prosecuting, contesting, or defending Party’s expense (unless otherwise entitled to indemnification therefore pursuant to this Agreement).

(b) Collection of Accounts Receivable. It is the intent and agreement of the Parties hereto that Buyer shall be entitled to all income generated from the Acquired Accounts Receivable and the Contracts transferred by Seller to Buyer pursuant to this Agreement. If any Customer, with respect to any account receivable or Contract which belongs to the Buyer pays the Seller, the Seller shall remit to the Buyer, within ten (10) days of the receipt thereof by the Seller, all payments so received from such Customer. Seller and the Members shall, at no expense to Buyer, provide such reasonable cooperation and assistance as may be requested by Buyer from time to time to assist with the collection of any amounts due with respect to any of the Acquired Accounts Receivable or any of the Contracts to be transferred by Seller to Buyer pursuant to this Agreement. Such cooperation shall include, but not be limited to, reviewing the books and records with respect to any Customer, assisting with communications with any Customer, and appearing as a witness in any legal proceedings relating the collection of any amounts relating to such Acquired Accounts Receivable or such Contract. Buyer shall collect all of the Acquired Accounts Receivable for its account in accordance with its reasonable business practices and applicable Law, but shall not be required to bring any action or take any extraordinary steps to collect any such Acquired Accounts Receivable. Any Acquired Accounts Receivable of Seller not collected by Buyer within one-hundred and twenty (120) days of the Closing Date shall, at Buyer’s option, be reassigned to Seller, and Buyer may, at its option: (i) request the Escrow Agent to release from the Escrow Fund (in accordance with the terms of the Escrow Agreement) the amount of such uncollected receivables from the Escrow Fund, if available, or (ii) if the remaining balance of the Escrow Fund is insufficient to cover the amount of such uncollected receivables, then the Seller and the Members shall jointly and severally be obligated to pay Buyer the remaining balance of the uncollected amount of such receivables in cash; and in the case of either (i) or (ii), any subsequent payment to Buyer on account of such Acquired Accounts Receivable shall be promptly remitted by Buyer to Seller, and Seller shall be entitled to retain any payment made to Seller on account of any such Acquired Accounts Receivable.

(c) Corporate Name. Simultaneously with the Closing, the Seller shall cause the name of the Seller to be changed to a name that does not include the words “Meridian Consulting International” or any derivative thereof. As a condition to Closing, Seller shall deliver to Buyer a copy of such amendment to the Articles of Organization of Seller in the form to be filed with the Illinois Secretary of State in connection with the Closing.

5.9 Risk of Loss. Except as otherwise provided in this Section 5.9, during the Interim Period all risk of loss or damage to the property of the Seller shall be borne by the Seller. If during the Interim Period the Acquired Assets are damaged by fire or other casualty, or are taken by a Governmental Authority by exercise of the power of eminent domain, (each such event, an “Event of Loss”), then the Buyer shall have the option, exercisable by notice to the Seller within thirty (30) days immediately following Buyer’s receipt of notice of the occurrence of such Event of Loss to either (a) proceed with the consummation of the transaction at Closing, in which event, the Seller shall assign over or deliver to the Buyer at Closing all condemnation proceeds or insurance proceeds which the Seller receives or to which the Seller becomes entitled by virtue of the Event of Loss, less any costs and expenses reasonably incurred by the Seller in obtaining such condemnation proceeds or insurance proceeds, or (b) terminate this Agreement, in which event this Agreement shall terminate and none of the Parties shall thereafter have any obligation or liability to the other by reason of this Agreement.

5.10 No Shop. The Seller and the Members agree that, for the period commencing upon the execution of this Agreement and ending on the first to occur of a Closing or the effective date of any termination of this Agreement, neither Seller, its officers, servants or agents, nor the Members will, directly or indirectly, through any officers, members, agents or otherwise: (a) solicit or initiate, directly or indirectly, or encourage submission of any inquiries, proposals or offers from any potential acquirors relating to a merger, reorganization, recapitalization, consolidation or other similar transaction of Seller or any disposition of the assets (except in the ordinary course of business) or securities of Seller, or any part thereof; or (b) participate in any discussions or negotiations regarding, or furnish to, any Person and any information with respect to the merger, consolidation, reorganization, recapitalization or similar transaction of Seller or any disposition of the assets or any securities of Seller, or any part thereof. Seller shall immediately notify Buyer of any contact between Seller, its officers, agents, or any of its members and any other Person regarding any such offer, proposal or related inquiry which proposal or inquiry are received by Seller after the date of this Agreement and prior to the Closing.

5.11 Bulk Sales Law. At the request of the Seller, the Buyer has agreed to waive compliance by the Seller with all applicable bulk sales laws in connection with the transaction contemplated by this Agreement. In consideration therefore, the Seller covenants and agrees to indemnify and hold the Buyer harmless from any and all damages, losses, liabilities, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees, arising by reason of noncompliance with any such laws.

Section 6. Conditions to Obligation to Close

6.1 Conditions to Obligation of the Buyer to Close. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller and Members set forth in Section 3 above shall be true, correct and accurate in all respects at and as of the Closing Date (other than such representations and warranties as are made as of a specified date, which need only be true and correct only as of such specified date);

(b) Performance by the Seller and Members. The Seller and the Members shall have performed and complied with all of its covenants, agreements and obligations hereunder through the Closing;

(c) Seller’s Approvals. Seller shall have obtained and delivered to Buyer all necessary consents or approvals by Third Parties to any of the transactions contemplated hereby, the absence of which would have, or would reasonably be expected to have, a Material Adverse Effect (the “Seller’s Approvals”), unless otherwise waived by Buyer.

(d) Absence of Litigation. No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement; and

(e) Deliveries. The Seller and Members shall have complied with the delivery requirements of Section 2.6.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

6.2 Conditions to Obligation of the Seller to Close. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Section 4 above shall be true, correct and accurate in all respects at and as of the Closing Date;

(b) Performance by the Buyer. The Buyer shall have performed and complied with all of its covenants, agreements and obligations hereunder through the Closing;

(c) Absence of Litigation. No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) seeking to restrain, prohibit, or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by the Seller; and

(d) Deliveries. The Buyer shall have complied with the delivery requirements of Section 2.7.

The Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

Section 7. Confidentiality.

(a) Each Receiving Party will treat and hold as confidential all of the Proprietary Information, refrain from using any of the Proprietary Information except in connection with this Agreement and transactions contemplated hereby, and deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Proprietary Information which are in its possession. For purposes of this Section 7, following the Closing, the Seller shall be deemed a Receiving Party (and the Buyer shall be deemed a Disclosing Party) of all Proprietary Information relating to the Acquired Assets. In the event that the Receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding, including, without limitation, the Seller’s Approval processes, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Proprietary Information, the Receiving Party will notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Proprietary Information to any tribunal or else stand liable for contempt, then the Receiving Party may disclose the Proprietary Information to the tribunal;

provided, however, that the Receiving Party shall use its best efforts to obtain, at the request of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as the Disclosing Party shall designate.

(b) The obligations of the Receiving Party contained in this Section 7 shall be in full force and effect for a period of three (3) years after: (i) the date hereof or (ii) the termination of this Agreement, whichever occurs later, provided, however, that effective as of Closing, the Buyer shall be entitled to use and disclose Proprietary Information in connection with its operation of the Business and the provisions of this Section 7 shall apply to the Buyer only to with respect to Proprietary Information of the Seller not related to the Business.

(c) Upon the Disclosing Party’s prior written approval (such approval not to be unreasonably withheld, delayed or conditioned), the Receiving Party may provide Proprietary Information to any Third Party or Governmental Authority with jurisdiction, as necessary, to obtain any consents, waivers or approvals as may be required for the Receiving Party to undertake the transactions contemplated herein. The Receiving Party will seek confidential treatment for such Proprietary Information provided to any such Governmental Authority and the Receiving Party will notify the Disclosing Party as far in advance as is practicable of its intention to release to any such Governmental Authority any such Proprietary Information.

Section 8. Tax Cooperation. The Buyer and the Seller will cooperate fully with each other in connection with: (a) the preparation and filing of any Federal, state, local or foreign Tax Returns for the operations of the Business prior to the Closing Date, and (b) any audit examination by any Governmental Authority of the returns referred to in clause (a). Such cooperation shall be limited to the furnishing or making available of records, books of account or other materials of the Business necessary or helpful for the defense against assertions of any taxing authority as to any Tax Returns which include operations of the Business prior to the Closing Date; provided, however, that the Party furnishing such material shall be reimbursed by the other Party hereto for the reasonable associated costs and expenses thereof as shall be mutually agreed upon by such Parties.

Section 9. Survival, Effect of Closing and Indemnification

9.1 Survival of Representations and Warranties; Survival of Covenants and Agreements. All representations and warranties of the Parties contained in this Agreement shall survive for a period of two (2) years after the Closing, unless waived in writing by the Party for whose benefit such representations and warranties have been given; provided however, that: (a) if an Indemnified Party provides proper notice to the Indemnifying Party hereunder of any matter within the scope of an Indemnifying Party’s indemnity obligation within such two (2) year period, the Indemnified Party may pursue its claim for indemnification after such two (2) year period, in which case the representation or warranty on which it is based shall survive until such claim is resolved, and (b) the representations and warranties of the Seller and the Members set forth in Sections 3.2 and the Buyer in Section 4.2 shall survive the Closing indefinitely (the “Indefinite Representations”), and (c) the representations and warranties of the Seller and the Members set forth in Sections 3.9, 3.11, 3.15 and 3.17 (the “SOL Representations”, and with the Indefinite Representations, collectively the “Surviving Representations”) shall survive until the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement that by their terms survive the Closing or termination of this Agreement, as the case may be, shall survive the Closing.

9.2 Indemnity by the Seller.

(a) The Seller and the Members hereby agree, jointly and severally, to indemnify, defend and hold harmless the Buyer and its Affiliates against and in respect of all Liabilities, obligations, judgments, Liens (except Permitted Encumbrances), injunctions, charges, orders, decrees, rulings, dues, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, and amounts paid in settlement (including, without limitation, reasonable attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damage, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the “Losses”) (whether or not resulting from a Third Party Claim) that results from:

(i) any breach of a representation or warranty made by Seller or the Members in or pursuant to this Agreement;

(ii) any default in the performance of any of the covenants or agreements made by Seller or the Members in this Agreement or any agreement or document referenced herein; and

(iii) any failure of Seller and/or the Members to pay, discharge, or perform any of the Excluded Liabilities, or any asserted liability resulting from any dispute or claim against Buyer concerning any of the Excluded Liabilities; and

(iv) resulting from or arising out of or relating to the operations or business of Seller, or resulting from, arising out of, or relating to any act or omission of Seller or its Members, or Seller’s directors, officers, employees, consultants, or agents except for the Assumed Liabilities.

(b) Notwithstanding anything to the contrary contained herein, (i) the Buyer shall not be entitled to indemnification from the Seller until such time as the claims of indemnification by the Buyer exceed, in the aggregate, $50,000 (the “Liability Basket”), but then for the full amount of the claims, and (ii) in no event shall the aggregate liability of Seller for claims of Losses under Section 9.2(a) exceed the Purchase Price; provided, however, that the Liability Basket as set forth in this Section 9.2(b) shall not apply to any claims of Buyer, including any claims for indemnification by the Buyer: (i) in connection with any willful or intentional breach by the Seller and/or Members of this Agreement or any other agreement, instrument or document executed or delivered by the Seller and/or Members hereunder, (ii) in connection with any fraud by the Seller or the Members related to the transactions contemplated hereby, (iii) in connection with any breach of any covenant or agreement of Seller and/or Members contained in this Agreement or any other agreement, document or instrument executed or delivered pursuant hereto, (iv) in connection with the Purchase Consideration Adjustment, (v) in connection with any obligations of Seller and/or Members under Section 5.8(b), (vi) in connection with any breach of, or inaccuracy in, any of the representations and warranties of Seller and/or Members set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.9, 3.11, 3.15 and/or 3.17, or the failure of the certificate provided by the Seller in accordance with Section 2.6(f) to be true and correct relating to any of the aforementioned representations and warranties, or (vii) any Taxes imposed, or threatened to be imposed, on the Buyer with respect to, or arising out of, the operations of the Business on or prior to the Closing Date.

9.3 Indemnity by the Buyer. Except as otherwise provided in this Agreement, the Buyer hereby agrees to indemnify, defend and hold harmless the Seller, the Members and their Affiliates against and in respect of all Losses (whether or not resulting from a Third Party Claim) that result from:

(a) the conduct of the Business after the Closing Date (except for the Excluded Liabilities);

(b) any breach of a representation or warranty made by Buyer in this Agreement;

(c) any default in the performance of any of the covenants or agreements made by Buyer in this Agreement; and

(d) any failure of Buyer to pay, discharge, or perform any of the Assumed Liabilities, or any asserted liability resulting from any dispute or claim against Seller concerning any of the Assumed Liabilities.

9.4 Matters Involving Third Parties.

(a) If any Third Party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claims, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

(d) In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with or obtain the consent from any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

9.5 Right of Release or Offset. Notwithstanding anything to the contrary contained herein, in the event that the Seller and/or Members shall become obligated to pay any sum hereunder to Buyer, Buyer may, in its sole and absolute discretion, without consent from Seller or the Members, request the Escrow Agent to release from the Escrow Fund the aggregate of all amounts which are due and owing from Seller and/or Members to Buyer pursuant to this Section 9, subject to the terms of the Escrow Agreement. In the event that the Escrow Fund is not sufficient to satisfy any sum due or payable to Buyer, Buyer shall be entitled to offset and deduct from the Earnout Consideration or any other monies due and owing the Seller or Members, excepting only any monies due and owing the Members pursuant to their employment arrangements with Buyer.

9.6 Subrogation of Buyer. In the event that Buyer shall become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by the Seller on or prior to the Closing Date and for which coverage is available at the time the claim is asserted, the Buyer shall be and hereby is subrogated to any rights of the Seller under such insurance coverage, Buyer shall timely assert a claim against such insurance policy and, the Buyer shall be entitled to receive any insurance proceeds which the Seller may receive on account of any such liability or damage.

9.7 Other Indemnification Provisions. The Parties agree that the amount of any indemnification payment otherwise required to be made by any Indemnifying Party hereunder shall be determined net of insurance proceeds on an “after tax” basis. In particular, the amount of an indemnification payment shall be: (a) the amount of the Loss with respect to any particular indemnifiable claim (determined without regard to insurance proceeds or tax incident), (b) less any insurance payments received by the Indemnified Party attributable to such Loss, (c) less the present value of any tax benefits to the Indemnified Party attributable to deducting the amount of the Losses, and (d) plus the present value of any tax judgment to the Indemnified Party attributable to including taxable income receipt or accrual of the insurance proceeds. In the event that the present value of the tax benefit or detriment cannot be ascertained because it depends on future events, the indemnification payment shall be made assuming the tax benefit or detriment is zero, and appropriate adjustment shall be made between the Parties in the future at such time as the tax benefit or detriment is ascertainable.

9.8 Exclusive Remedy. Subject to the right of either party to seek specific performance and injunctive relief to enforce the terms of any covenants herein, each of the Seller, the Members and the Buyer acknowledges and agrees that its or their sole and exclusive remedy with respect to any and all claims arising under this Agreement shall be pursuant to the provisions set forth in this Section 9.

Section 10. Termination

10.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if any of the following has occurred: (i) the Seller has breached any covenant, representation or warranty contained in this Agreement, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; (ii) the Closing shall not have occurred on or before July 31, 2010 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement), provided that if the Seller is attempting to satisfy such conditions precedent with due diligence, then upon the Seller’s reasonable request on or before such date, the Buyer shall extend such date for a reasonable period of time to allow such conditions precedent to be satisfied, but not more than thirty (30) days; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall have become final; (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; or (v) in accordance with Section 5.9 hereof; or (vi) the Seller has given the Buyer any notice pursuant to Section 5.5(b) above and the matter that is the subject of such notice, if in existence on the Effective Date or the Closing Date, would cause the representations and warranties of the Seller set forth in Section 3 hereof not to be true and correct.

(c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if any of the following has occurred: (i) the Buyer has breached any covenant, representation or warranty contained in this Agreement which breach could reasonably be expected to have a Buyer Material Adverse Effect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach; (ii) the Closing shall not have occurred on or before July 31, 2010 by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement); provided if the Buyer is attempting to satisfy such conditions precedent with due diligence then upon the Buyer’s request on or before such date the Seller shall extend such date for a reasonable period of time to allow such condition precedents to be satisfied, but not more than thirty (30) days; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall have become Final; or (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated hereby.

10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder, except to the extent expressly surviving such termination, shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

Section 11. Miscellaneous

11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure).

11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Third Party.

11.3 No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship between the Parties, or impose a trust, partnership or fiduciary duty on or with respect to either Party. Neither Party is or shall act as or be the agent or representative of the other Party.

11.4 Entire Agreement. This Agreement (including any other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.5 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. As used herein, the term “successor” shall include, but not be limited to, any successor by way of merger, consolidation, share exchange, sale of all or substantially all of its assets, or similar reorganization. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder or thereunder without the prior written approval of the other Party.

11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original. The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

11.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) upon confirmation of facsimile, (b) one business day following the date sent when sent by overnight delivery and (c) five (5) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to the Buyer:	With a copy to:

Edgewater Technology-Meridian, Inc 20 Harvard Mill Square Wakefield, MA 01880 Attention: Timothy Oakes, CFO Telecopy: (781) 246-5901	Aaron A. Gilman, Esq. Hinckley, Allen & Snyder LLP 28 State Street Boston, MA 02109 Telecopy: 617-978-4325

If to the Seller:	With a copy to:

Meridian Consulting International 150 North Michigan Avenue Suite 2800 Chicago, Illinois 60601 Attention: Andrew Starks Telecopy:312-276-4262

Dykema Gossett PLLC

10 South Wacker Drive

Suite 2300

Chicago, Illinois 60606

Attention: Eric S. Rein, Esq.

Ryan Meester

744 N. Clark Street

Chicago, IL 60654

Ricardo Rasche

4345 Sherwood Forest Ct.

Ann Arbor, MI 48103

Andrew Starks

2719 N. Kenmore Avenue

No. 3

Chicago, IL 60614

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. Notwithstanding the foregoing, the failure of one or more of the Members to receive a copy of any notices, requests, demands, claims, and other communications delivered by the Buyer to the Seller shall not affect the validity of such notice, request, demand, claim or other communication.

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.10 Change in Law. If and to the extent that, during the Interim Period, any laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes.

11.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.12 Consent to Jurisdiction. With respect to enforcement of: (a) an award pursuant to Section 11.18 or (b) specific performance or other equitable relief pursuant to Section 11.17, each of the Parties consents to the nonexclusive jurisdiction of any local, state or federal court located within the Commonwealth of Massachusetts, for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated hereby. The Parties each accept, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any objection as to venue, and any defense of forum non convenient.

11.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.14 Transfer Fees and Expenses. Seller be responsible for the payment of any and all fees, charges or taxes incurred in connection with the transfer of any of the Acquired Assets by Seller to Buyer. Whether or not the transactions contemplated hereby shall be consummated, each of the Parties will bear its, his or her own costs and expenses and will pay for all services rendered to it in facilitation of the transactions contemplated hereby, including, without limitation, attorneys’ and accountants’ fees.

11.15 Construction. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the Effective Date. The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

11.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

11.17 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to seek injunctive and other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled to hereunder, or at law or in equity.

11.18 Dispute Resolution. The Parties shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder by referring any such matter to their respective chief executive officers for resolution. Either Party may give the other Party written notice of any dispute or claim, and within ten (10) days after delivery of said notice, the executives will meet at a mutually acceptable time and place (and thereafter as often as they reasonably deem necessary) to exchange information and to attempt to resolve the dispute or claim. In the event that a dispute or claim between the Parties cannot be resolved within thirty (30) days after the initial meeting of the executives regarding such dispute or claim, such dispute or claim shall, at the request of either Party, after providing written notice to the other Party, be submitted to binding arbitration in Boston, Massachusetts in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect. The notice of arbitration shall specifically describe the claims, disputes or other matters in issue to be submitted to arbitration. The Parties shall mutually select an independent arbitrator experienced in resolving commercial contract disputes. If the Parties are unable to agree upon an independent arbitrator within ten (10) days of the receipt of notice from the Party submitting the matter to arbitration, the Parties shall cause the AAA to submit to each Party a list of seven (7) qualified potential independent arbitrators. Each Party shall rank each arbitrator in order of its preference within ten (10) days after receipt of such list. The AAA shall appoint as the arbitrator the person with the highest priority match between the two Parties; provided, however, that in the case of a tie, the arbitrator shall be selected by a coin toss. The discovery rights and procedures provided by the Federal Rules of Civil Procedure shall be available and enforceable in the arbitration proceeding. The written decision of the arbitrator so appointed shall be conclusive and binding on the Parties and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the Parties to the arbitration, provided, however, that each Party shall pay for and bear the cost of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. Both Parties agree to use reasonable efforts to cause a final decision to be rendered with respect to the matter submitted to arbitration within sixty (60) days after selection of the arbitrator. Any decision may include any remedy contemplated by this Agreement and any allocation of the fees and expenses of such arbitration deemed just and equitable by the arbitrator; provided, however, the arbitrator shall not be entitled to award incidental, exemplary, special, punitive or consequential damages. Nothing contained in this Section 11.18 shall limit either Party’s right to seek specific performance or other equitable relief.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

EDGEWATER TECHNOLOGY-MERIDIAN, INC.

By:	/s/ Shirley Singleton
Name:	Shirley Singleton
Title:	President

SELLER:

MERIDIAN CONSULTING INTERNATIONAL, LLC

By:	/s/ Andrew Starks
Name:	Andrew Starks
Title:	Member
FEIN No.:	26-0442574

MEMBERS:

/s/ Andrew Starks
Andrew Starks

/s/ Ryan Meester
Ryan Meester

/s/ Ricardo Rasche
Ricardo Rasche